Exhibit 4.4

Confirmation Letter to Renew Policy Management Agreement between China Life

Insurance (Group) Company and

China Life Insurance Company Limited

This confirmation letter (the “Letter”) was entered into by the following parties in December, 2011 in Beijing:

Whereas, China Life Insurance (Group) Company (“Party A”) and China Life Insurance Company Limited (“Party B”) entered into a Policy Management Agreement (the “Agreement”) on December 24, 2005, pursuant to which, Party A authorized Party B to act as its agent to engage in insurance business under Party A’s “non-transferred policies”. Article 12.2 of the Agreement specified that “unless one Party notifies the other Party not to renew the Agreement 180 days prior to the expiration of the term or the renewed term of the Agreement, the Agreement shall renew automatically for a period of three years, provided that such renewal shall be subject to the listing rules of the jurisdiction where Party B is listed”. A confirmation letter on the renewal of the Agreement was entered into in December 2008, pursuant to which, the Agreement will expire on December 31, 2011. Through consultation, both Party A and Party B agree to renew the Agreement again for a period of three years.

Based on the above covenants and consultation, it is hereby acknowledged that:

1.	Party A and Party B agree to renew the Agreement in accordance with terms and conditions under the Agreement. No amendments to the Agreement shall be made except for such amendments made in accordance with Article 2 and Article 3 of this Letter.

2.	Locations, addresses, telephone numbers and facsimile numbers of Party A and Party B shall be changed as follows:

Party A:

Address: China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Tel.: (010) 66009999

Fax: (010) 66009301

Party B:

Address: China Life Plaza, No. 16 Financial Street, Xicheng District, Beijing

Tel.: (010) 63633333

Fax: (010) 66575722

3.	The Agreement will be renewed for a period of three years, effective on January 1, 2012 and expiring on December 31, 2014.

Party	A:

China Life Insurance (Group) Company

Legal representative or authorized representative:

Party B:

China Life Insurance Company Limited

Legal representative or authorized representative: